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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                  SCHEDULE 13G


                    Under The Securities Exchange Act of 1934

                               (AMENDMENT NO. )*

                           Global Traffic Network Inc
 -------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  37947B103
 -------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2006
 -------------------------------------------------------------------------------
             (Date of Event which requires filing of this statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


            \x\     Rule 13d-1(b)

            \ \     Rule 13d-1(c)

            \ \     Rule 13d-1(d)


*On February 14, 2007 we filed a form 13G-A under an incorrect CIK number (0001056568). The details of the erroneous filing is as follows:

ACCESSION NUMBER: 0001056568-07-000036
RECEIVED: 14-Feb-2007 10:26
FILE NUMBER: 005-81708

This filing was submitted in error and should be disregarded.

Person signing this report on behalf of Reporting Manager:
Name: John Crimmins
Title: Chief Financial & Operations Officer
Phone: 212-944-4726

/s/ John Crimmins
February 14, 2007